EXHIBIT 10(a)

DISTRIBUTOR AGREEMENT

BETWEEN

OLYMPUS AMERICA INC.– MEDICAL SYSTEMS GROUP

AND

MINNTECH CORPORATION –

MEDIVATORS REPROCESING SYSTEMS

August 1, 2003

DISTRIBUTOR AGREEMENT

AGREEMENT made as of the 1st day of August, 2003 by and between MINNTECH CORPORATION – MEDIVATORS REPROCESSING SYSTEMS, a company organized and existing under the laws of the State of Minnesota, having its principal office at 14605 28th Avenue North, Minneapolis, Minnesota 55147 (the “Company”), and OLYMPUS AMERICA INC.- MEDICAL SYSTEMS GROUP, a company organized and existing under the laws of the State of New York, having its principal office at Two Corporate Center Drive, Melville, New York 11747-3157 (“OAI”).

W I T N E S S E T H:

WHEREAS, the Company develops, manufactures, and markets a line of automatic endoscope disinfectors, germicides, and other related products; and

WHEREAS, OAI is a recognized distributor and supplier of medical equipment within the Territory defined in Section 1.22 and OAI wishes to distribute, market, and service the Products defined in Section 1.15 on an exclusive basis within the Territory; and

WHEREAS, OAI wishes to engage in the purchase of the Products from the Company and the resale and service of the Products within the Territory and wishes to be appointed by the Company as the exclusive distributor and semi-exclusive (as set forth in Section 2.5) servicer of the Products within the Territory; and

WHEREAS, the Company is willing to appoint OAI as the exclusive distributor and semi-exclusive servicer of the Products within the Territory on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:

ARTICLE 1.  DEFINITIONS.

1.1                               “Affiliate” shall mean a corporation or other entity that controls, is controlled by or is under common control with, the designated party.  “Control” shall mean the ownership, directly or indirectly, through one or more intermediaries, of at least 49% of the shares of stock entitled to vote for the election of directors in the case of a corporation (or comparable officers or representatives of the particular entity), or at least 49% of the interest in profits in the case of a business entity other than a corporation, except that in any country of incorporation or registration where the maximum permitted by law is less than 49%, such lower maximum permitted percentage shall be substituted.

1.2                               “Agreement” shall mean this Distributor Agreement, including the Recitals, Schedules, and Exhibits hereto, as it may be amended or supplemented from time to time in accordance with its terms.

1.3                               “Agreement Term” shall have the meaning set forth in Section 8.1.

1.4                               “Ancillary Products” shall mean the accessories, consumables, and replacement and repair parts (each manufactured by or for the Company) to and of the Disinfectors.  A list of such accessories, consumables, replacement and repair parts, and Rapicide (with corresponding prices for the initial year of the Agreement Term) is attached hereto as Schedule 1.4.

1.5                               “Business Day” shall mean any day which is not a Saturday, Sunday, or bank holiday in the State of New York.

1.6                               Complaint(s)” shall mean any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.

1.7                               “Design Validation” shall mean establishing by objective evidence that device specifications conform with user needs and intended use(s).  (21 C.F.R. Part 820.3(z)(2))

1.8                               “Disinfector(s)” shall mean, collectively, the Company’s disinfector products for endoscopes and all accompanying standard accessories, a list of which is attached hereto as Schedule 1.8.

1.9                               “Equipment” shall mean Olympus brand endoscopy equipment.

1.10                        “FDA” shall mean the United States Food & Drug Administration.

1.11                        “Intellectual Property” shall have the meaning set forth in Section 7.6.

1.12                        “OAI Enhancements” shall have the meaning set forth in Section 3.16.

1.13                        “Post-Agreement Period” shall mean the seven-year period (or shorter period if OAI opts to cease its performance of its Product Customer Service functions in accordance with Section 2.5) following the end of the Agreement Term.

1.14                        “Process Validation” shall mean establishing, by objective evidence, that a process consistently produces a result or a product meets its predetermined specifications. (21 C.F.R. Part 820.3(z)(1))

1.15                        “Products” shall mean, collectively, the Disinfectors, Rapicide, the Ancillary Products, and all related instruction and service manuals; and Product Changes.

1.16                        “Product Changes” shall mean any changes, improvements, alterations, modifications, part substitutions, new applications, and additional specifications to or of the Products or the Products’ labeling that could impact the marketability, safety, or effectiveness of a Product.

1.17                        “Product Customer Service” shall have the meaning set forth in Section 2.5.

1.18                        “Rapicide” shall mean the liquid chemical germicide marketed and sold by the Company under the name Rapicide™. See also Schedule 1.4.

1.19                        “Recall” shall have the meaning set forth in Section 3.10.

1.20                        “RMA” shall mean a Return Material Authorization form.

1.21                        “SOP” shall mean Standard Operating Procedure.

1.22                        “Territory” shall mean the United States of America, Puerto Rico, Guam, and the U.S. Virgin Islands.

1.23                        “Verification” shall mean confirmation by examination and provision of objective evidence that specified requirements have been fulfilled.  (21 C.F.R. Section 820.3(aa)).

1.24                        “90% Amount” shall have the meaning set forth in Section 4.1.

ARTICLE 2.  APPOINTMENT OF OAI; PRODUCT CUSTOMER SERVICE.

2.1                               Appointment and Acceptance.

(a)                                  Subject to the terms of this Agreement, the Company, to the full extent of its legal rights, hereby appoints OAI, and OAI hereby accepts appointment, as the exclusive distributor and semi-exclusive (as set forth in Section 2.5) servicer of the Products within the Territory during the Agreement Term.  Neither the Company nor the Company’s Affiliates shall sell the Products, or products that are substantially similar to or competitive with the Products, directly or indirectly within the Territory to any person or entity other than OAI, or otherwise provide the Products to any other entity which it knows or has reason to know will sell or service the Products within the Territory, provided that OAI is not in default under this Agreement.  Notwithstanding the immediately preceding sentence, in the event the Company wishes to distribute a new product, incorporate a Product Change not relating to or resulting from a Product Complaint (a “Modified Product”), or distribute an endoscope disinfection product which is competitive with but not substantially similar to the Disinfector in design, price, features, and quality (a “Competitive Product”), the Company shall grant OAI the right of first negotiation and right of first refusal to become the exclusive distributor of such new product, Modified Product, or Competitive Product, on substantially the same terms and conditions as those contained in this Agreement (subject to good faith negotiation with respect to pricing, purchase projections, and schedules).  OAI shall have 90 days from the receipt of a new product proposal, Modified Product proposal, or Competitive Product proposal, which shall be supported with the Company’s formal Phase Zero Review Package (as outlined in Schedule 2.1 attached hereto), to either accept or decline to distribute the proposed new product, Modified Product, or Competitive Product.  In the event OAI declines the new product proposal, Modified Product proposal, or Competitive Product proposal, or fails to provide an affirmative decision within the stipulated 90-day period, then the Company shall be entitled to distribute the new product, Modified Product, or Competitive Product directly or via a third party (but only if the distribution arrangement with such third party contains terms and conditions not more beneficial than those offered to OAI therefor).  In the event OAI accepts the new product proposal, Modified Product proposal, or Competitive Product proposal, then OAI shall have an additional 90 days from receipt of a previously agreed-upon Project Commercialization Package (as outlined in Schedule 2.1 attached hereto), to introduce and fully commercialize the new product, Modified Product, or Competitive Product.  In the event OAI fails to introduce and fully commercialize the new product, Modified Product, or Competitive Product within the stipulated 90-day period, then the Company shall be entitled to distribute the new product, Modified Product, or Competitive Product directly or via a third party

(but only if the distribution arrangement with such third party contains terms and conditions not more beneficial than those offered to OAI therefor).

(b)                                  The Company hereby unconditionally and irrevocably grants to OAI and OAI’s Affiliates, a royalty-free, fully paid-up right and license, including the right to grant sublicenses, under the Company’s Intellectual Property, to use, market, demonstrate, promote, sell, rent, lease, service, distribute, and/or otherwise dispose of (or have others do any of the foregoing on OAI’s behalf) the Products within the Territory.  OAI shall (i) have the right to sell and service the Products directly to and for end users or through subdistributors, dealers, and subservicers (which subdistributors, dealers, and subservicers will be subject to the Company’s approval, which approval will not be unreasonably withheld or delayed), (ii) determine all terms and conditions of sale and service to its customers, subdistributors, dealers, and subservicers, including but not limited to prices (except that OAI may not represent and warrant the Products in a manner inconsistent with the way the Company represents and warrants the Products unless OAI receives the Company’s consent to do so, which consent shall not be unreasonably withheld or delayed), (iii) not sell or service the Products outside of the Territory or authorize its subdistributors, dealers, or subservicers to sell or service the Products outside of the Territory, and (iv) not sell the Products to anyone OAI knows or has reason to know will sell the Products outside of the Territory.  In the event OAI sells or services the Products through subdistributors, dealers, and/or subservicers, OAI shall require that such subdistributors, dealers, and/or subservicers, comply with the provisions of this Agreement pertinent to subdistributors, dealers, and subservicers.

2.2                               Sales & Service Leads.  The Company shall forward to OAI any and all sales and service inquiries received from Product customers or potential Product customers in the Territory.

2.3                               OAI Sales of Substantially Similar Products.  OAI shall not, directly or indirectly, (by itself or with others) sell or distribute products within the Territory that are substantially similar, in price, design, features, and quality, to the Products, provided that the Company is not in default under this Agreement.  Notwithstanding the foregoing or anything contained in this Agreement to the contrary, if OAI (by itself or with others) elects to sell or distribute a disinfector that is substantially similar (in price, design, features, and quality) to a Disinfector, OAI shall provide the Company with a minimum of nine (9) months’ written notice prior to marketing such new disinfector. The Company shall have a three (3)-month period, commencing upon its receipt of OAI’s nine-month notice, during which period the Company must notify OAI in writing that the Company will either (a) render OAI’s distribution rights to the

Products non-exclusive or (b) terminate the Agreement Term in accordance with Section 8.2(f).  In either event, the restrictions on both parties set forth in Sections 2.1(a) and 2.3 shall be removed.

2.4                               Hiring of Employees.  Neither OAI nor the Company shall hire any employee of the other party during, or for a period of one year after the conclusion of, the employee’s employment with such other party, unless the other party is subject to a change of Control (as defined in Section 1.1) or a proceeding in bankruptcy, dissolution, winding up, reorganization or the arrangement for the appointment of a receiver or trustee.  The foregoing restriction shall remain in effect during the Agreement Term and the first year thereafter (the “Sunset Year”).  Notwithstanding the preceding sentences, upon conclusion of the Sunset Year, OAI and the Company shall be permitted to immediately hire the other party’s employees (and former employees, regardless of when such employees’ separated from the other party).

2.5                               Product Customer Service.  OAI and the Company shall maintain a coordinated and comprehensive customer service and support mechanism to respond to (i) customer inquiries regarding the use, operation, and/or maintenance of the Products, and (ii) customer Product service and repair requirements.  Product Customer Service shall include, without limitation, the following items:

(a)                                  Telephone Support.  The telephone support to be provided by the Company is set forth on Schedule 2.5 attached hereto.

(b)                                  Field Support.                    The field support to be provided by the Company will include, without limitation, consultations with OAI field service engineers, OAI technical staff, OAI customer service personnel, and OAI product management.

(c)                                  Support Documentation System.                  Telephone and field support will be documented by the Company through use of the Metrix computer system.  The Metrix computer system will also serve as the primary vehicle for the dispatch of OAI field service engineers (dispatch will also be accomplished through e-mail and voice mail messages).  The Company shall also record parts requirements and data on the effectiveness of OAI field service engineer (“FSE”) dispatches (e.g., ensuring the parts delivery is prompt and accurate, ensuring that dispatch notification is received and confirmed by the OAI FSE, and validation that the service diagnosis is accurate).

(d)                                  Support Fee.  During the initial six (6) months of the Agreement Term, the customer telephone and field support described in Sections 2.5(a), 2.5(b), and 2.5(c) above shall be charged to OLYMPUS at a monthly rate not to exceed $11,000.00.  The monthly rate paid for such support will be reduced by two percent (2%) for every one percentage point difference between the actual Service Level and the targeted Service Level listed on Schedule 2.5. Prior to the end of the initial six-month period of the Agreement Term, the Company and OAI agree to establish a per-call support fee structure (and a corresponding amendment to the rate reduction clause above) that will replace the monthly support rate upon conclusion of such initial six-month period.

(e)                                  Olympus® Model MV® Endoscope Disinfectors (MV®-1 and MV®-2 by Medivators).  OAI shall perform all (i) pre-installation, (ii) site evaluation, (iii) installation, and (iv) in-service customer orientation, of and for the MV Disinfectors. The Company shall be responsible for performing all service and repair (in-warranty and out-of-warranty) for the MV Disinfectors.  The Company’s labor rate for out-of-warranty service and repairs shall be no more than $145.00 per hour for the initial year of the Agreement Term with increases thereafter limited to five percent (5%) per Agreement Term year.  In conjunction with the service and repair of the MV Disinfectors, a “hot swap” program will be in place.  The MV Disinfector “hot swap” program will entail, without limitation, disconnection and shipment of the MV Disinfector unit to be repaired, installation of a loaner unit at the customer site, shipment to and re-installation of the repaired unit at the customer site after repair, and disconnection and shipment of the loaner unit back to the Company.  With respect to this “hot swap” program, the Company shall bear all costs and expenses for MV Disinfectors that are under warranty, including but not limited to packaging expenses and those items listed in the prior sentence.  The Company will pay OAI a flat fee of $300 per “hot swap” of an MV Disinfector in which OAI assists the Company.  If OAI is unable to assist the Company in the “hot swap” program, the Company and OAI will mutually select a third-party to perform the service, and the Company shall pay the third-party’s fees, up to the aforementioned $300 flat fee limit per “hot swap” (with the customer to be billed for any additional third-party fees in excess of such $300 flat fee).  Repairs of MV Disinfectors shall be warranted for a period of at least 90 days from the date of re-installation.  If a repaired MV Disinfector unit fails in any respect within the aforementioned warranty period, all subsequent repairs, loaners, shipping, (re)installation, and shipping materials will be at no charge to OAI or the customer.

(f)                                    OAI Functions.  Except as set forth in Sections 2.5, 2.6, 3.7(b), and 7.9, OAI shall be responsible for in-service customer orientation, OAI sales and service training, and repair with respect to and of the Products marketed or sold by OAI within the Territory.  Notwithstanding the foregoing, OAI may require the Company to perform complicated repairs of OLYMPUS DSD Disinfectors.  During the Post-Agreement Period, OAI shall have the right, at its option, to either (i) continue to perform these OAI functions for all Product customers existing prior to the end of the Agreement Term or (ii) cease performing these OAI functions, provided that if OAI chooses to cease performance, it must notify the Company of such decision at least 90 days’ prior to the start of the next year of the Post-Agreement Period.

2.6                               Reconditioning Disinfectors Units.

(a)                                  In the event a Disinfector unit is returned by a customer due to OAI or customer administrative error (unrelated to the Company), OAI shall bear the reasonable costs and expenses required to disconnect, ship, recondition, package, and/or reinstall such Disinfector unit (collectively, the “Reconditioning Expenses”).  If a Disinfector unit is returned because the customer elects not to purchase after an evaluation, OAI and the Company shall bear the Reconditioning Expenses equally.  (OAI shall inform the Company in advance of placing a Disinfector unit for evaluation.)  If a Disinfector unit is returned because it has failed to perform in accordance with specifications (e.g., component part failure), the Company shall bear the Reconditioning Expenses.  The Company shall keep an inventory of all parts required to support the reconditioning of all Disinfector Units that are less than seven years old when returned to the Company. The Company may charge OAI a premium of not more than 5% of the existing transfer cost of a part which is unusual or difficult to acquire.  Reconditioned Disinfector units shall have the same warranty as the warranty set forth in Section 7.9.  In cases when OAI bears all of the Reconditioning Expenses for an MV Disinfector unit or if an evaluation MV Disinfector unit is drawn from OAI’s demonstration pool for sale in connection with OAI’s normal demonstration pool inventory turnover, a surcharge of $345.00 will be added to the cost of reconditioning to cover the warranty period set forth in Section 7.9.  In cases when OAI and the Company share equally the Reconditioning Expenses for an evaluation MV Disinfector unit drawn from OAI’s new or “Class 2” inventory pools, a surcharge of $172.50 will be added to the cost of reconditioning to cover the warranty period set forth in Section 7.9.  The Company’s hourly reconditioning labor rate for the initial year of the Agreement Term shall be $100.00. The Company shall only bill OAI for actual hours worked. The Company may increase this rate by no more than 5% per year.  Any permitted increases must be communicated to OAI in writing at least 60 days prior to the start of that Agreement Term year.  The Company shall provide OAI with an estimate of the Reconditioning Expenses within five (5) Business Days of the Company’s receipt of the Disinfector unit.  Within seven (7) Business Days of receipt of this Reconditioning estimate, OAI will either (i) approve the Reconditioning Expense and issue a purchase order for the reconditioning, or (ii) communicate instructions to the Company for disposition of the returned Disinfector unit.  The Company shall use its best efforts to complete reconditioning within 15 Business Days after receipt of an OAI purchase order covering the reconditioning of the Disinfector unit.  The Company shall keep records of the Company employees performing the reconditioning, specific dates they were assigned to recondition a Product (by serial number), how long they worked, and what was accomplished during that period.  The Company will make this information available to OAI upon request.

(b)                                  During the initial six (6) months of the Agreement Term, the Company will use its best efforts to design and validate a field repair or replacement kit for major cracks in Disinfector basins (DSD and SSD models only).  In the event the Company fails to design and validate the field repair or replacement kit during such six-month period, the following protocol to rectify cracked basins will apply until such time as the Company effects a repair kit, retrofit kit, or basin redesign:

(i)                                    In-Warranty DSD/SSD Disinfectors:  Upon receipt of notice from a customer that an in-warranty DSD or SSD Disinfector has a cracked basin that has not been caused by inappropriate handling during shipment, customer abuse, or inappropriate repair/installation by an OAI Field Service Engineer or local Biomed Engineer, the Company will ship a replacement unit within two (2) Business Days to the customer from OAI’s segregated new or reconditioned Disinfector inventory.  The DSD or SSD Disinfector with the cracked basin will be shipped, together with a duly-issued RMA from the customer, as instructed by OAI, to the Company for reconditioning.  In such case, the Company will bear all Reconditioning Expenses.  Reconditioning shall be completed within 30 days after the Company’s receipt of the DSD or SSD Disinfector with a cracked basin.  Upon completion of reconditioning, the reconditioned unit will be placed into OAI’s segregated reconditioned Disinfector inventory.  Failure by the customer to submit the RMA with the shipped Disinfector will not, by itself, void the underlying Disinfector warranty.  In such event, the Company will promptly notify OAI that an RMA is required and will hold the Disinfector until a duly-issued RMA is submitted to the Company.

(ii)                                Out-of-Warranty DSD/SSD Disinfectors:  Upon receipt of notice from a customer than an out-of-warranty DSD or SSD Disinfector has a cracked basin that has not been caused by inappropriate handling during shipment, customer abuse, or inappropriate repair/installation by an OAI Field Service Engineer or local Biomed Engineer, the Company will ship a replacement unit within two (2) Business Days to the customer from OAI’s segregated reconditioned Disinfector inventory.  The DSD or SSD Disinfector with the cracked basin, together with a duly-issued RMA from the customer, as instructed by OAI, will be shipped to the Company for reconditioning.  In such case, the Company shall cap all Reconditioning Expenses for a DSD Disinfector unit with a cracked basin at $2,000 and a SSD

Disinfector unit with a cracked basin at $1,000. Reconditioning shall be completed within 30 days after the Company’s receipt of an OAI purchase order covering the reconditioning of the DSD or SSD Disinfector with a cracked basin.  Upon completion of reconditioning, the reconditioned unit will be placed into OAI’s segregated reconditioned Disinfector inventory.  In the event a DSD or SSD Disinfector with a cracked basin is shipped to the Company without an RMA, the Company will promptly notify OAI that an RMA is required and will hold the Disinfector until a duly-issued RMA is submitted to the Company.

2.7                               SOP for RMA.                Within 60 days after the complete execution of this Agreement, OAI and the Company shall establish an SOP with respect to RMA issues covered by Sections 2.6(b), 7.9(a) and 7.9(d).

ARTICLE 3.  OBLIGATIONS OF THE COMPANY.

3.1                               Testing, Verification, Design Validation, and Process Validation.  The Company shall provide complete documentation which demonstrates that those Products which require pre-market notification (“510(k)”) clearance by the FDA have been so cleared.  Such documentation shall include, without limitation, specifications, performance testing, Verification protocols and test results, Design Validation protocols and test results, and Process Validation protocols and test results.  For those Products deemed by the Company not to require 510(k) clearance, the Company shall provide to OAI documentation to support the decision not to file 510(k)s with the FDA.  With respect to the Disinfectors, the Company shall conduct Verification, Design Validation, and Process Validation activities to ensure the performance of the Disinfector, including but not limited to the ability of the Disinfector to perform high-level disinfection and/or sterilization of the Equipment and to safely remove all residual cleaning and disinfecting materials and sterilizing agents from the Equipment.  With respect to Rapicide, the Company shall continue to conduct appropriate stability, efficacy, potency, and chemical residual activities to ensure the performance of Rapicide, including but not limited to the ability of Rapicide to perform high-level disinfection and/or sterilization of the Equipment to existing standards and regulations.  Subject to Article 10 (Confidential Information) and requirements of law, and in order to make certain representations to the FDA, the Company shall, as and when requested by OAI, provide OAI with the protocols and results of its testing, Verification, Design Validation, and Process Validation efforts with respect to the Products.  The Company shall bear its own direct and indirect costs incurred in the performance of its activities hereunder.  The Company shall make all reasonable modifications to the Products to render them compatible with the Equipment.  OAI shall have no obligation to render any Equipment compatible with the Products.

3.2                               OAI Audits.  OAI shall have the right, at its cost and expense, to perform periodic audits of the Company (not less than one per annum) with respect to the Products and the quality systems related thereto (including but not limited to Quality System Regulations, 21 C.F.R. Part 820) to (i) determine compliance with the then current published Good Manufacturing Practices regulations promulgated by the FDA, (ii) review in-house bench servicing activities of the Company, and (iii) assess progress made on corrective/preventive actions arising from previous audits.  Such audits shall be performed during normal business hours and upon not less than ten days’ prior notice to the Company.  Audit frequency shall be determined by OAI based upon, but not limited to, trend analysis of Complaints, the proposed introduction of new products, and/or changes to the Company’s suppliers and/or manufacturing processes that could impact the marketability, safety, or effectiveness of a Product. The parties will cooperate with each other to arrange such visits at mutually convenient times.  In addition, upon not less than ten days’ prior notice, OAI personnel may periodically travel to the Company’s facilities, at OAI’s cost and expense, to observe testing, Verification activities, Design Validation activities, and Process Validation activities, receive information with respect thereto, and ensure that the Products are being tested in accordance with Good Laboratory Practices (21 C.F.R. Part 58).  Should the audit results indicate that corrective/preventive action is required by the Company, the Company shall use its best efforts to effect corrective/preventive action(s) in a timely manner.  The progress and effectiveness of the corrective/preventive action(s) are subject to re-audit by OAI as outlined above.  Notwithstanding anything contained in this Agreement to the contrary, the (in)frequency of OAI’s audits shall not relieve the Company of its obligations to comply with Quality System Regulations or any other requirements under this Agreement.

3.3                               Approvals and Clearances.  The Company shall ensure that the Products are not sold to OAI before all required governmental or private approvals and clearances, including without limitation compliance with UL and §510(k) of the Food, Drug, and Cosmetic Act of 1938 and Safe Medical Device Act of 1990, each as amended, for the sale, lease, distribution or marketing of the Products have been obtained.

3.4                               Complaints.  The Company shall conduct a complete and documented investigation and shall use its best efforts to fully resolve Complaints regarding the Products (whether such Complaints are received by the Company directly, or via OAI, OAI’s Affiliates, or a third party) in accordance with the requirements for Complaint handling as defined and promulgated by the FDA in the then current published Good Manufacturing Practices regulations (21 C.F.R. Part 820) or any other applicable law, rule, or regulation.  OAI shall promptly forward to the Company all such Product Complaints received by OAI.  Product Complaints received or generated by OAI shall be communicated by OAI to the Company via telecopy and/or U.S. Mail.  Any and all Medical Device Reports (MDR) Reportable Events shall be filed with the FDA (with a copy to OAI) by the Company in accordance with all applicable laws, rules, and regulations (including but not limited to 21 C.F.R. Part 803).  The Company shall give OAI prompt notice and copies of all Product Complaints received by the Company directly or via third parties.  All such Complaint investigations shall be performed and completed promptly but in no event later than 30 days from receipt of the Complaint by the Company.  If as a result of the Company’s investigation a Product Change is necessary, the Company will perform and document such Product Change (i) in accordance with this Agreement, (ii) at no charge to OAI, and (iii) in consultation with OAI.  OAI shall have the right to review all Product Changes and corrective actions resulting from a Complaint investigation.  If OAI reviews such Product Changes and/or corrective actions and reasonably determines that such Product Changes and/or corrective actions will likely result in incompatibility/ineffectiveness of the Product(s) with respect to the Equipment and/or the compromise of the Products’ safety, then OAI will give the Company notice of such findings with an attendant 30 days to develop a plan to resolve such incompatibility/ineffectiveness.  If the Company fails to develop such a plan during such 30-day period, OAI may, in addition to all other rights and remedies at law or in equity or otherwise, unilaterally terminate the Agreement Term and all pending purchase orders pursuant to Section 8.2(c), provided notice of such termination is given within 30 days of the end of the 30-day plan development period.

3.5                               Special Investigations; Inquiries.  If any government, health or other regulatory authorities or private standards boards in the Territory require any clinical or other investigations to be performed with respect to the Products and the quality systems related thereto (including but not limited to Quality System Regulations, 21 C.F.R. Part 820), and the Company has not performed such investigations or if, for any reason, such authorities will not accept the results of the Company’s investigations, then the Company shall use its best efforts in promptly undertaking and completing such investigations.  Each Party agrees to notify the other of any formal or informal inquiries relating to the Products by the FDA or any other regulatory agency, any private standards board, or any state or Federal government.  Included in such notification shall be a copy of the Form 483 (in the case of an FDA inquiry) or other similar document left by or subsequently sent by the inquirer.

3.6                               Product Changes.  The Company shall, prior to the implementation of a Product Change, promptly obtain all approvals and clearances, if any, required to manufacture the Product(s) and sell the Product(s) (as changed, modified, or added) within the Territory.  All Product Changes, regardless of whether initiated by OAI or the Company and regardless of whether relating to or resulting from a Product Complaint, shall be implemented in accordance with an SOP which details a procedure including, without limitation, Engineering Change Requests and Engineering Change Orders.  The Company shall decide whether a particular Product Change requires that a Pre-market Submission be filed with the FDA, including without limitation a 510(k) notification or PMA application.  A change of a supplier by the Company shall not constitute a Product Change, provided that the Company has performed Process Validation and Design Validation (in accordance with the FDA Guidance document, “Validation and Documentation Inspection Guide” dated 1993) with respect to the new supplier and the new materials supplied.  Process changes that could impact the marketability, safety, or effectiveness of a Product, are also subject to Process Validation activities.  The Company shall provide copies of, and OAI shall have the opportunity to review, all Design Validation and Process Validation protocols (for changes in supplier and/or process) and test results prior to the implementation of same by the Company. All Product Changes developed by the Company shall be owned by the Company.

3.7                               Documentation & Training.  The Company shall furnish to OAI, without additional charge and for the duration of the Agreement Term and for a period of two years thereafter, the following:

(a)                                  Documentation.  All technical information, documentation and test data necessary to inventory, market, sell, ship, repair and maintain the Products within the Territory.  Such materials shall be consistent with similar information furnished to other distributors of the Products and/or similar products manufactured by the Company.  In addition, the Company shall furnish to OAI, at least two weeks prior to the introduction of a new product, a complete parts pricing list.  The Company hereby grants to OAI a fully-paid, non-transferable license for the Agreement Term to copy or otherwise reproduce all or portions of the Company’s brochures, or to incorporate portions of the Company-copyrighted material in Product brochures or advertising material composed by OAI, provided that (i) OAI shall submit such materials composed by OAI which incorporate the Company-copyrighted material to the Company for prior written approval, which approval shall not be unreasonably withheld or delayed, and (ii) OAI uses such materials solely to fulfill its obligations under this Agreement.  Such reproduction will not apply to proprietary and confidential information and will be subject to all applicable copyright laws.

(b)                                  Training.  Periodic in-person training of OAI’s sales, service and customer support staff at a location selected by OAI.  Field service training will be detailed in a formal curriculum which must include, without limitation, required testing and recertification intervals.  Each of the Company and OAI will bear the costs and expenses of its respective personnel in connection with such training.  Notwithstanding the foregoing, the Company shall hire and maintain, at its sole cost and expense, a Technical Liaison (with a reasonable travel budget) who will interact with appropriate OAI personnel.

3.8                               Noninterference. The Company covenants that it shall not interfere with OAI’s rights and obligations as the exclusive distributor and semi-exclusive servicer of the Products as set forth in Article 2.

3.9                               Insurance.  Commencing on the first date of Product delivery until the expiration of the pertinent statute of limitations, the Company shall maintain Product Liability insurance and Completed Operations insurance with an insurance company each in the amount of $2,000,000 per occurrence, for any injury to persons or property resulting from the manufacture, testing, demonstration, marketing, sale, lease, rental, distribution or use of the Product.  OAI shall be named as additional insured and loss payee under such policy and the Company shall cause such policy to be endorsed by the Company’s insurance company and provide evidence of same to OAI.  Copies of such policy and any notices thereunder shall be forwarded to OAI along with 30 days’ prior notice of termination or cancellation of such policy.

3.10                        Recalls.  In the event that any Product defect or regulatory or governmental action requires a Product’s recall as defined at 21 CFR Section 7.3(g) and (h), which includes without limitation a device correction in the field (a “Recall”), or destruction, withholding from the market, or other action that prevents or limits the marketing of the Product, the Company shall bear all costs and expenses of such Recall or other action.  OAI shall reasonably assist the Company, at the Company’s cost and expense, in carrying out any such Recall.  OAI shall bear the costs and expenses of a Recall if such Recall is the direct result of any act or omission to act attributable principally to OAI.  If a Recall is the direct result of acts or omissions to act attributable to both the Company and OAI, or should it prove impossible to assign fault for such Recall, the Company and OAI shall share the costs and expenses of such Recall equally.

3.11                        Ancillary Products and Rapicide.

(a)                                  During the Agreement Term and the Post-Agreement Period, the Company agrees to offer for sale to OAI all Ancillary Products and Rapicide.  During the Post-Agreement Period, OAI will only (i) sell or provide Ancillary Products and Rapicide in connection with Product Customer Service to Product customers existing prior to the end of the Agreement Term and (ii) except as provided in the last sentence of Section 4.3, buy Ancillary Products and Rapicide from the Company or the Company’s dealer, distributor or reseller.  If OAI ceases performance of its Product Customer Service functions in accordance with the last sentence of Section 2.5(f), the Company need not continue to offer the Ancillary Products and Rapicide for sale to OAI.

(b)                                  During the Post-Agreement Period, the prices charged to OAI for the Ancillary Products and Rapicide shall be as set forth on Schedule 3.11 attached hereto.

(c)                                  The Company shall use its best efforts to stock sufficient inventory of Ancillary Products and Rapicide to support the Disinfector units delivered to OAI’s customers.  If and when necessary, the Company shall use its best efforts to ship Ancillary Products and Rapicide overnight, at OAI’s cost (unless overnight shipment is made necessary due to the fault of the Company), in the event OAI does not have such Ancillary Product and Rapicide in stock.  In the event the Company is unable to supply such Ancillary Products and Rapicide and obtain another source of supply for OAI, then such inability shall be considered noncompliance with this Section and the Company shall use commercially reasonable efforts, with neither obligation nor charge to OAI, to provide OAI with drawings and other documents required to either manufacture or buy such Ancillary Products and Rapicide and the technical information or any other rights necessary for OAI to manufacture or obtain such Ancillary Products and Rapicide from other sources, together with a non-exclusive license to make or have made such Ancillary Products and Rapicide for the exclusive purpose of supporting Product customers (and, once the Agreement Term has ended, only Product customers existing prior to the end of the Agreement Term) within the Territory.  The technical information includes, by example and not by way of limitation (i) manufacturing drawings and specifications of materials and parts comprising the Ancillary Products and Rapicide and components thereof; (ii) manufacturing drawings and specifications covering special tooling and operation thereof; (iii) a detailed list of all commercially available accessories, consumables, parts and components purchased by the Company on the open market, disclosing the model/part number, name and location of the supplier and price lists for the purchase thereof; and (iv) one complete copy of the source code used in the preparation of any software licensed or otherwise acquired by OAI from the Company, provided, however, that such source code shall remain the property of the Company (or third-party owner thereof) and shall be separately licensed to OAI for OAI’s possession and use exclusively for maintenance of OAI’s customers.  The aforementioned drawings, documents, and technical information provided to OAI (and all copies thereof)

shall be returned to the Company once the Company is able to supply the Ancillary Products and Rapicide.

3.12                        Bottling, Packing, and Marking.  The Company shall bottle, pack, and mark the Products in accordance with applicable laws and regulations. The Company shall prominently and permanently affix the OLYMPUS trade name, trademark, colors, and logo (the “OLYMPUS Marks”) and may permanently but less prominently (i.e., location, font, color) affix the Company’s trade name, trademark, and logo (the “Company Marks”) on the Products, all Product packaging, printed materials, labels, and tags as mutually agreed between the parties.  Any use by the Company of the OLYMPUS Marks or any trade name, trademark, or logo which is similar to an OLYMPUS Mark, and the goodwill of any business associated with such trade names, trademarks, or logos, shall inure to the benefit of OAI.  Upon termination or expiration of the Post-Agreement Period, the Company shall (i) not sell any product (including the Products) which is bottled, packaged, and/or marked in materials containing or with the OLYMPUS marks and (ii) immediately cease any use of the OLYMPUS Marks.  Except as expressly set forth herein, (a) the Company shall not have any right to use nor shall the Company acquire any right, title, license, or other interest in the “OLYMPUS” name, or any trade name, trademark, or logo belonging to OAI, including but not limited to the OLYMPUS Marks, and (b) OAI shall not have any right to use nor shall OAI acquire any right, title, license, or other interest in the “MEDIVATORS” name, or any trade name, trademark, or logo belonging to the Company, including but not limited to the Company Marks.  The Company hereby grants to OAI the right and license to use the Company Marks in the Territory only with respect to the Products and in accordance with this Agreement and, subject to Section 2.3, such right and license shall be exclusive during the Agreement Term.  The Company shall give OAI a reasonable opportunity to review and approve all Product marking.

3.13                        Labeling.  The Company shall give OAI a reasonable opportunity to review and approve all Product labeling contained on and distributed with the Products and such labeling shall comply with all FDA rules and regulations (including but not limited to 21 C.F.R. Part 801).

3.14                        Repair History.  In the event a repair to a Product is necessary, the Company shall promptly provide OAI with the repair history of such Product, upon OAI’s request.  In addition, the Company shall supply to OAI, upon OAI’s request, an accounting of all Disinfector repair parts shipped or used in order to service units under warranty.  The Company shall provide OAI with written monthly reports detailing the Company’s Product Customer Service functions performed.  In addition, OAI will provide to the Company, upon the Company’s request, the repair history of Disinfector units sold during the term of the prior Distributor

Agreements between the parties, dated March 12, 1996 and August 1, 1999, respectively.

3.15                        Demonstration and Training Units.  During the Agreement Term, OAI will have the right to purchase from the Company a reasonable number of Disinfector demonstration and training units as OAI requires, at a price discounted by 30% off of then-current list price.  Such demonstration and training units will be marked as such and will not be for re-sale, except in connection with OAI’s normal demonstration pool inventory turnover.

3.16                        OAI Product Enhancements.

(a)                                  The Company agrees to evaluate and use commercially reasonable efforts to incorporate OAI’s reasonably conceptualized and documented design changes and/or enhancements to the Products (“OAI Enhancements”). Any increase or reduction in the Company’s manufacturing costs (labor and materials) resulting from OAI Enhancements shall be reflected in reasonable price adjustments. Any engineering/design costs and delivery dates for OAI Enhancements shall be quoted to OAI for its approval and payment. Any related tooling purchased by OAI for the Company’s use in implementing OAI Enhancements shall be owned by OAI and shall be used exclusively for the benefit of OAI.  Any and all Intellectual Property relating to OAI Enhancements shall be owned by OAI and the Company shall receive a non-exclusive license to use such OAI Enhancements on the Products for the balance of the Agreement Term (on a royalty-free basis) and for a period of nine months thereafter, provided that (i) use of such license shall not cause the Company to compete with OAI or any OAI Affiliate during the Agreement Term and (ii) the Company remits a mutually agreed-upon royalty (based on the enhanced value of the affected product(s)) to OAI during the nine-month period following the Agreement Term.  (The license during the Agreement Term may be granted on a worldwide basis depending on OAI’s evaluation of its impact on OAI’s Affiliates.)  The Company shall not use the OAI Enhancements for itself or for any other party for any purpose other than the performance of its obligations hereunder. Product design changes and/or enhancements conceived jointly by OAI and the Company shall be owned by OAI and the Company jointly.

(b)                                  OAI’s audit rights set forth in Section 3.2 shall apply to this Section as well.

3.17                        Quality Issues  The Company agrees, in compliance with FDA regulations, that it will have an effective and timely program in place for preventing quality problems, identifying and analyzing quality programs, internally communicating such quality problems that are discovered either in-house or in the field, and taking appropriate corrective action(s).  This program shall include but not be limited to: establishing appropriate design controls; analyzing processes, work operations, quality audit reports, quality records, service records, complaints, returned product and other sources of quality data to identify existing and potential causes of nonconforming product or other quality problems; use of appropriate statistical methodology where necessary to detect recurring quality problems; investigating the cause(s) of nonconformities relating to product, processes and the quality system; identifying action(s) needed to correct and prevent recurrence of nonconforming product and other quality problems; verifying or validating the corrective and preventive action to ensure that such action is effective and does not adversely affect the finished device; implementing and recording changes in methods and procedures needed to correct and prevent identified quality problems; ensuring that information related to quality problems or nonconforming product is disseminated to individuals directly responsible for assuring the quality of such product or the prevention of such problems; submitting relevant information on identified quality problems, as well as corrective and preventive actions, for management review; conducting such corrective and preventive actions including product recalls and market withdrawals; and adequately documenting all such activities.

3.18                        Quality Dispute Resolution.  Within 60 days after the complete execution of this Agreement, OAI and the Company shall establish an SOP with respect to the resolution of disputes that may arise between the parties in connection with the regulatory and quality issues covered by Sections 2.6, 3.1, 3.2. 3.3, 3.4, 3.5, 3.6, 3.7, 3.10, 3.12, 3.13, 3.14, 3.17, 3.20, 3.21, 7.8(b), 7.10, and 7.12.

3.19                        Reports.

(a)                                  Weekly Inventory Status.  During the Agreement Term, the Company shall submit to OAI’s Manager-Purchasing & Planning (MSG) (with a copy to OAI’s Vice President-Operations), by the first Business Day of each week, a written Weekly Inventory Status Report listing the Disinfector units (new and reconditioned) located in OAI’s segregated section of the Company’s principal shipping facility.

(b)                                 Quarterly Activity.  During the Agreement Term, the Company shall submit to OAI’s                          CDS Senior Manager (with a copy to OAI’s Vice President - Marketing) within 30 days after the end of each calendar quarter, a written report detailing Product shipments, activities of the Company’s Clinical Specialists (e.g., projected Disinfector and Rapicide placements for the next calendar quarter), and competitive activity during the past quarter.

3.20                        Rapicide as a Hazardous Material.  The Company agrees that it will fully comply with all applicable provisions of 49 C.F.R. Part 171 with respect to all shipments of Rapicide.

3.21                        HIPAA.  Where applicable, the Company agrees to comply with the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (“HIPAA”) and the rules and regulations implemented thereunder.  The Company further agrees to (a) comply with all applicable federal, state, and local laws and regulations, including without limitation HIPAA, regarding the confidentiality of patient and/or protected health information (“PHI”), and (b) execute additional documents as required by the “Covered Entity” as defined under and in accordance with HIPAA rules and regulations to ensure the safeguarding of PHI, including but not limited to execution of a Business Associate-Related agreement that must be executed considering the Company’s receipt and/or use of PHI in the work that it performs for OAI.  In the event such documentation is not executed, for any reason whatsoever, OAI may terminate the Agreement Term pursuant to Section 8.2(c).  The Company agrees to execute any additional documentation that may be required by HIPAA.

ARTICLE 4.  OBLIGATIONS OF OAI.

4.1                               Purchase Projections.  OAI projects that it will, during each year of the Agreement Term, purchase the dollar volume of Products corresponding to such year set forth on Schedule 4.1 attached hereto.  If, at the end of an Agreement Term year, it is determined that at least 90% of such year’s purchase projection (the “90% Amount”) has not been met, the Company may terminate the Agreement Term pursuant to Section 8.2(e) or modify OAI’s distribution rights to non-exclusive status.  Such decision to terminate or to remove exclusivity must be made within 60 days after the close of the particular Agreement Term year.  If during such 60 day period the Company decides to terminate the Agreement Term or remove OAI’s exclusivity, the Company shall give OAI 30 days’ prior written notice.   During such 30 day notice period, OAI shall have the right to cure the purchase projection shortfall, and cancel the Company’s decision to terminate or remove exclusivity, by remitting to the Company the amount set forth in Section 8.2(e).  Failure by the Company to send such notice during such 60 day period shall mean OAI’s rights under Section 2.1 shall continue on an exclusive basis for at least the ensuing year of the Agreement Term.  If the Company elects to remove OAI’s exclusivity in accordance with this Section and OAI fails to revive the exclusivity as set forth in this Section 4.1, then the restrictions on both parties set forth in Section 2.1(a), 2.2, and 2.3 and the foregoing purchase projections shall be canceled.  Notwithstanding anything contained herein to the contrary, the aforementioned purchase projections shall not constitute a commitment by OAI to purchase such projected amount of Products and OAI shall not have any liability whatsoever to the Company in the event such projections are not satisfied.

4.2                               Scope of Responsibility.  During the Agreement Term, OAI shall, at its own cost and expense, use commercially reasonable efforts to sell the Products and perform its Product Customer Service obligations within the Territory.  OAI shall keep the Company reasonably informed of market information and OAI’s sales and marketing activities by submitting to the Company, on a quarterly basis, a written report summarizing sales, marketing, and competitive activity.  During the Agreement Term, OAI shall not take any action which would impair or diminish the reputation of the Company or the Products. The parties agree that OAI’s marketing, sale, or distribution of changed or improved new products or products substantially similar to the Products in accordance with the provisions of this Agreement, shall not constitute impairment to or diminishment of the reputation of the Company or the Products.

4.3                               Alteration of Products.  During the Agreement Term and the Post-Agreement Period, OAI shall not alter, modify or substitute components of the Products (except for Product Customer Service performed in the ordinary course of business) or specifications relative thereto without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.  In effecting repairs on the Products, OAI shall use only Ancillary Products purchased from or authorized by the Company.  However, in the event of an emergency, OAI may purchase Ancillary Products from a third-party retail source.

4.4                               Marketing.  During the Agreement Term, OAI shall, at its own cost and expense, use commercially reasonable efforts to market the Products in the Territory.  OAI shall attend major trade shows relating to the Products.  OAI and the Company shall meet semi-annually to review prior activity and to plot future strategy.

4.5                               Inventory.  OAI shall maintain a working inventory of the Disinfectors adequate, in OAI’s sole and absolute discretion, to handle the reasonably anticipated demand and to render satisfactory Product Customer Service to Disinfector customers.

4.6  Prohibited Sales.                            During the Agreement Term and the Post-Agreement Period, except as expressly agreed by the Company in writing, OAI shall not (i) sell any Product for resale or for export out of the Territory; (ii) export any Product from the Territory; or (iii) sell any Product to any person, firm or company in the Territory which OAI knows or has reason to believe intends to resell or export the Product out of the Territory.

4.7                               Insurance.  Commencing on the first date of Product delivery until the expiration of the pertinent statute of limitations, OAI shall maintain comprehensive general liability and automobile liability insurance each in the amount of $2,000,000 per occurrence, and workers’ compensation insurance in the amount of $1,000,000 per occurrence, covering its activities hereunder as a distributor and servicer of the Products.  Evidence of such insurance shall be provided to the Company upon reasonable request.

4.8                               Equipment Modifications.  OAI will give the Company at least 90 days’ prior notice of modifications to the Equipment that will likely result in incompatibility/ineffectiveness of the Products with respect to the Equipment.  The Company shall not be in default hereunder if it is unable to conform the Products to such Equipment modifications.

4.9                               HIPAA.  Where applicable, OAI agrees to comply with the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (“HIPAA”) and the rules and regulations implemented thereunder.  OAI further agrees to comply with all applicable federal, state, and local laws and regulations, including without limitation HIPAA, regarding the confidentiality of patient and/or protected health information.

4.10                        Sole Remedy.  Except as set forth in Sections 4.1 and 9.3, the Company’s sole remedy for the breach by OAI of any of the obligations contained in Sections 4.1, 4.2, 4.4, 4.5, 4.6 and 4.9 shall be termination of the Agreement Term in accordance with Section 8.2(b) or (d), as the case may be.

ARTICLE 5.  PURCHASE ORDERS.

5.1                               General.  During the Agreement Term and, with respect to the Ancillary Products and Rapicide, during the Post-Agreement Period as well, the Company agrees to sell the Products to OAI and OAI may purchase the Products from the Company (if OAI submits a purchase order therefor) and such purchases shall be governed by, in accordance with, and subject to the terms and conditions of this Agreement.  In each month of the Agreement Term, OAI shall provide the Company with an estimate of its purchase of Disinfector units for the ensuing three months.  This estimate is not a binding guarantee but rather a guide to possible upcoming purchases.  OAI will endeavor to purchase the estimated amount.  OAI will issue a purchase order for each month by the third Business Day of the month.

5.2                               Disinfector Inventory and Delivery.  Upon submission by OAI of purchase orders (in accordance with Section 5.5) for Disinfector units, the Company shall, within 30 days, have such Disinfector units physically available in a segregated OAI inventory (not commingled with other product inventory of the Company) at the Company’s principal shipping facility.  Such segregated OAI inventory shall be maintained by the Company at no charge to OAI.  Upon receipt of shipping instructions by the Company from OAI, the Company shall, within five Business Days, ship the Disinfector units from the segregated OAI inventory to the OAI customer(s) within the Territory designated by such shipping instructions, provided that OAI has sufficient inventory to cover the order.  OAI shall bear the initial shipping costs incurred in delivering brand new or newly-ordered reconditioned Disinfector units to OAI customers.  OAI will also bear the shipping costs incurred in delivering replacement units to customers that are needed due to OAI administrative or customer error.  OAI may cancel shipping instructions and, at its option, either arrange for pick-up and shipment or receive a credit for Disinfector units whose delivery is more than ten days past due. If the Company incorrectly ships a new Disinfector unit to a customer from the segregated OAI inventory in lieu of a reconditioned Disinfector unit ordered by OAI, the Company shall (provided that the unit does not exhibit any sign of use by the Customer) bear all costs of return, quality control release testing, and repackaging as a new unit.  If the unit has been previously used by the customer, then the Company shall issue a $5,000.00 credit to OAI.  In any event, if the Company incorrectly ships the wrong class of Product to a Customer, the Company will bear all packing, (de)installation, and shipping charges incurred in correcting such misshipment.

5.3                               Ancillary Product and Rapicide Delivery.

(a)                                  OAI will issue a blanket purchase order for Ancillary Products and/or Rapicide. The Company shall, within 30 days of OAI’s submission of a pick ticket corresponding to such blanket purchase order, deliver such Ancillary Products and/or Rapicide to OAI or the OAI customer(s) within the Territory, as designated by OAI on the pick ticket.  OAI shall bear the shipping costs incurred by the Company in delivering the Ancillary Products and/or Rapicide to OAI or OAI’s customers.  If delivery of such pick ticket is more than 30 days past due, OAI may, at its option, either (i) cancel the pick ticket for Ancillary Products and/or Rapicide or (ii) elect to proceed with the solution set forth in Section 3.11(c).  If OAI or OAI’s customer finds any quantity deficiency in the Ancillary Product and/or Rapicide, OAI may, at its option, (i) require the Company to immediately deliver the difference by air freight at the Company’s expense, or (ii) reduce the purchase price specified in the related pick ticket accordingly.  If OAI or OAI’s customer finds an over-shipment of Ancillary Product and/or Rapicide, OAI and/or the OAI customer may store the excess units or bottles (as the case may be) or return the excess units/bottles to the Company, both at the Company’s risk and expense.  The Company shall not ship, and OAI shall be entitled to reject as “defective”, Rapicide bottles with a remaining shelf life of three months or less.  During the initial six (6) months of the Agreement Term, OAI will pay the Company a flat monthly fee of $8,250.00 in consideration for all order picking, packing, shipping, and administrative fees associated with the shipment of Ancillary Products and Rapicide.  Prior to the end of the initial six-month period of the Agreement

Term, the Company and OAI agree to establish a per-pick fee that will replace the flat monthly fee upon conclusion of such initial six-month period.

(b)                                  Upon receipt by OAI of repair parts request documentation from the Company through Metrix, an OAI purchase order will be issued authorizing drop shipment to the customer.  OAI shall bear all of the shipping costs incurred by the Company in shipping of the repair parts except for items covered under warranty.  All repair parts invoices sent by the Company must contain the following:  JDE PO#, Metrix Request ID#, Serial # of the unit, dispatch status, and warranty status.  The Company agrees not to ship parts to customers that appear on the customer credit hold list supplied by OAI.  The repair parts documentation mentioned above includes, but is not limited to, customer’s purchase order number, repair part requirements, description of the problem, Company resolution, warranty status, and service contract status.

5.4                               Title; Risk of Loss.  Title to and risk of loss for the Products sold to OAI shall pass to OAI upon (i) placement of the Disinfector units into the segregated OAI inventory at the Company’s principal shipping facility (with respect to the Disinfectors), and (ii) receipt of the Ancillary Products and/or Rapicide by the carrier selected by OAI to deliver the Ancillary Products and/or Rapicide to OAI or OAI’s customers.

5.5                               Conditions of Sale.  The order terms and conditions set forth in this Agreement shall govern all orders made under this Agreement, and any standard printed order forms or other documents of either party (such as those contained on a quotation, proposal, purchase order, pick ticket, or invoice) shall have no force or effect with respect to such orders unless such form or document specifically states that it is an amendment to this Agreement and is signed by an authorized signatory of each party. Notwithstanding the foregoing, OAI’s purchase orders and pick tickets may indicate the following terms which shall govern:  Product quantity, delivery destination and schedule, and a reference to the applicable pricing.  OAI shall have no obligation to purchase until it submits a purchase order or pick ticket (as the case may be) to the Company.  An OAI purchase order or pick ticket shall be deemed accepted by the Company unless OAI is notified to the contrary in writing by the Company within seven days of the Company’s receipt of such purchase order or pick ticket from OAI.  An appropriate policy/procedure will be developed to handle special requests.

5.6                               Price.

(a)                                  Pricing.  During the first year of the Agreement Term, the prices to be charged to OAI for (i) the Disinfectors shall be fixed as set forth in Schedule 1.8 attached hereto, and (ii) the Ancillary Products and Rapicide shall be fixed as set forth in Schedule 1.4 attached hereto.  During each of the second and third years of the Agreement Term, the Company may only increase the prices for the Products once by no greater than the annual percentage change in the Producer Price Index (“PPI”) (for Disinfectors, PPI Commodity Grouping code number WPU11790524 will be used; for Ancillary Products and Rapicide, PPI Commodity Grouping code number WPU15620101 will be used) per Agreement Term year, unless the cost of major components increases sufficiently to warrant price increases above the foregoing percentage change in PPI limits.  In the event the Company wishes to increase prices by more than the foregoing percentage change in PPI limits due to major component increases, the Company shall substantiate and justify such increases to OAI in writing, and OAI will then have the option to locate the components from a third-party at a lower price for the Company’s purchase of such third-party components in order to reduce or eliminate the price increases to OAI.  Price increases due to mutually agreed-upon Product additions and/or enhancements will not be limited by the foregoing percentage change in PPI limits.  Any permitted annual price increases must be communicated to OAI during the 60 days immediately prior to the start of the Agreement Term year and shall take effect on the first day of such Agreement Term year. In the event the Company is 30 days or more past due in delivering the Products (in accordance with Sections 5.2 and 5.3) the purchase price for such “late” Products shall be reduced by three percent (3%) for each 15-day period such delivery is overdue. Product pricing shall only be adjusted in accordance with this Section 5.6(a) unless otherwise agreed by the parties.  Instruction manuals shall be included in the price of the Products.  OAI shall be free to set its own Product prices charged to its subdistributors, dealers, and customers.

(b)                                  Payment.  OAI shall pay for Disinfector units no later than 30 days from (i) placement by the Company of the Disinfector units in OAI inventory AND (ii) the date of the corresponding invoice.  OAI shall pay for all Ancillary Products and Rapicide received and not rejected (within ten days) by OAI or OAI customers no later than 30 days from the date of the Company’s invoice corresponding to such Ancillary Products and Rapicide received and not rejected (within ten days).  All payments overdue by more than ten Business Days shall generate a one and one-half percent (1½%) late payment penalty (or the highest rate permitted by law if less than one and one-half percent (1½%) per month) for each month such payment is overdue.

5.7                               Upon Termination.  Unless OAI decides that it does not want a Disinfector purchase order or shipping instruction filled, any Disinfector purchase order/shipping instruction submitted by OAI but not shipped by the Company prior to the date that notice of termination is delivered hereunder or the date that the Agreement Term otherwise expires, shall be timely delivered to OAI’s segregated inventory at the Company’s principal shipping facility or the destination points designated by OAI (as the case may be), provided that such termination did not arise from OAI’s default.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF OAI.

OAI hereby covenants, represents and warrants to the Company, its successors and permitted assigns that:

6.1                               Due Organization.  OAI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the full power and authority to conduct all activities conducted by it under this Agreement.

6.2                               Authorization to Execute.  The person executing this Agreement on behalf of OAI has been duly authorized to do so by all requisite corporate and other action of OAI, and this Agreement has been duly executed and delivered to the Company by such person.

6.3                               Validity of Agreement.  This Agreement is the legal, valid and binding obligation of OAI, enforceable in accordance with its terms.

6.4                               No Conflict.  To the knowledge of OAI, the execution, delivery and performance of this Agreement by OAI does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which OAI is a party.  There is no litigation, arbitration or administrative proceeding pending or threatened which would, in any event, conflict with or result in a breach of this Agreement or interfere with OAI’s obligations hereunder.

6.5                               Compliance.  OAI shall ensure that, in marketing and selling the Products, it shall (i) comply with all applicable laws and regulations and (ii) not engage in any deceptive or misleading practices.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby covenants, represents and warrants to OAI, its successors and permitted assigns, and to OAI’s customers that:

7.1                               Due Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, and has the full power and authority to conduct all activities conducted by it under this Agreement.

7.2                               Authorization to Execute.  The person executing this Agreement on behalf of the Company has been duly authorized to do so by all requisite corporate and other action of the Company, and this Agreement has been duly executed and delivered to OAI by such person.

7.3                               Validity of Agreement.  This Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

7.4                               No Conflict.  To the knowledge of the Company, the execution, delivery and performance of this Agreement by the Company does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which the Company is a party.  There is no litigation, arbitration or administrative proceeding pending or threatened which would, in any event, conflict with or result in a breach of this Agreement or interfere with the Company’s obligations hereunder.

7.5                               Right to Use Technology.  The Company has the legally enforceable right to use all technology contained within or related to the Products, whether patented or unpatented, for the purposes specified in this Agreement, and such use of such technology does not violate any agreement, instrument or understanding, oral or written, to which the Company is a party.

7.6                               Warranty of Non-Infringement.  The Products do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade name, trade secret, idea, process, know-how, development, invention, or any other form of intellectual property (collectively “Intellectual Property”) not owned by or licensed to the Company. The Company will promptly notify OAI of any alleged or actual infringement by the Company of any Intellectual Property relating to the Products or their manufacture.  Nothing in this Agreement shall be deemed to confer upon either OAI or the Company any right, title, interest, or license, express or implied, to or in any of the other party’s current or future Intellectual Property or in the goodwill now or hereafter associated therewith.

7.7                               Right to Sell for Resale; Ability to Deliver.  The Company has the right to sell the Products to OAI for resale by OAI in the Territory.  The Company has and will have the ability to timely deliver all of the Product units ordered by OAI during the Agreement Term and Post-Agreement Period.  The Company shall not be liable for any indirect, special, incidental or consequential damages (including but not limited to lost profits, lost investments, and lost business opportunities) resulting from its failure to timely deliver any Product.

7.8                               Product Quality.

(a)                                  The Products to be sold to OAI hereunder shall (i) meet their respective published specifications during the warranty periods set forth in Section 7.9(b) and (ii) be new and free from defects in design, materials, and workmanship.

(b)                                  The Company shall possess a Quality System that adheres to all applicable laws, rules and regulations, including without limitation the practices and regulations of the FDA (including but not limited to current Good Manufacturing Practices as expressed in 21 C.F.R. Part 820).  In addition, the Company shall hire and maintain sufficient personnel devoted substantially to process quality control.

7.9                               Product Warranty.

(a)                                  With respect to each Product unit sold to OAI and delivered to an OAI customer, the Company shall, at no charge to OAI for parts, labor, and material, replace or render fully operational any non-conforming or defective Product part or material by reason of the breach by the Company of the warranty set forth in Section 7.8(a), provided that any non-conforming or defective Product part or material is returned to the Company, along with a duly-issued RMA, within 30 days of field exchange.  Failure to submit the RMA with the returned Product unit will not, by itself, void this warranty.  In such event, the Company will promptly notify OAI that an RMA is required and will hold the Product until a duly-issued RMA is submitted to the Company.  The Company shall, within 20 days after receipt by the Company of the non-conforming or defective Product part or material, reasonably determine whether the Product part or material is non-conforming or defective, and whether it is covered by this warranty.  OAI shall reimburse the Company for the cost of any replacement or repair part delivered by the Company in place of a Product part or material which, within the combined twenty-day period referred to in the preceding sentence, is reasonably determined by the Company not to be (i) non-conforming or defective or (ii) covered by this warranty; provided, that the Company returns to OAI the Product part or material initially sent by OAI.  OAI will perform the labor itself or via a third-party service provider with the cost billed back to the Company at OAI’s per hour labor rate set forth on Schedule 7.9 attached hereto, for all labor associated with the repair or replacement of defective or non-conforming Product parts.  Notwithstanding the foregoing, the labor cost for a DSD Disinfector in-warranty service call that is not due to a defective or non-conforming Product part shall be borne by OAI.

(b)                                  Except as otherwise agreed in writing by the parties, the warranty period for all (i) Disinfectors shall be the earlier of (x) twelve months after the date the Disinfector unit is installed at the OAI customer’s facility or (y) 15 months after the shipment date; (ii) Ancillary Products and Rapicide shall be 90 days commencing on the date of use by the customer, and shall not be longer than nine (9) months after the shipment date; and (iii) replacement DSD printers shall be six (6) months commencing on the date of use by the customer, and shall not be longer than nine (9) months after the shipment date.

(c)                                  Notwithstanding the foregoing, in the event of failure by the Company to repair or replace non-conforming or defective Product parts, material or units under warranty within the respective time periods set forth in Section 7.9(a), (i) OAI may, at its sole and absolute discretion after informing the Company of its intentions, make such corrections or replace such Product parts, material, or units and charge the Company for the reasonable cost incurred by OAI in doing so and (ii) the Company shall reimburse OAI for any and all reasonable additional costs and expenses incurred by OAI as a result of such failure to repair or replace, which costs and expenses would not have been incurred if not for such failure to repair or replace.  Failure of the Company to repair or replace within 30 days shall entitle OAI to a full refund for the affected Product unit(s), provided the affected Product units are returned to the Company in a timely fashion.  The foregoing reimbursement plan shall continue until the non-conforming Product parts, material, or units are repaired, replaced, or refunded.

(d)                                  OAI or the OAI customer must receive an RMA from the Company before returning a Disinfector or any major defective part to the Company.  OAI will instruct its customers to package, in a commercially reasonable fashion, the Disinfector units to be returned to the Company.  Notwithstanding anything contained in this Agreement to the contrary, shipping costs incurred (i) by OAI and risk of loss upon return of Product parts, material, or Disinfector units to the Company for repair or replacement (in accordance with this Section 7.9) shall be borne by the Company and (ii) by the Company and risk of loss upon delivery of the repaired or replacement parts, material, or Disinfector units to OAI shall be borne by the Company.

(e)                                  Inspection, testing, acceptance, or use (or failure to do the same) of the Products on any occasion shall not affect OAI’s rights and the Company’s obligations under this Agreement or any other rights or remedies available to OAI whether at law, in equity, or otherwise, and such warranties, rights, and remedies shall survive such inspection, testing, acceptance, and use.

(f)                                    The foregoing warranty shall not limit or exclude OAI’s other remedies hereunder, at law, or in equity.  Notwithstanding the preceding sentence, in no event shall the Company be liable for indirect, incidental, consequential, or special damages, including but not limited to damages for lost profits, lost investments, or lost business opportunities.

7.10                        Compliance.  The Company has ensured and shall continue to ensure that (i) in manufacturing and selling the Products to OAI, it shall comply with all applicable laws and regulations including, without limitation, the Food Drug and Cosmetic Act of 1938, as amended (the “Act”), and 21 C.F.R.

Part 820; (ii) as of the date of delivery to OAI, the Products shall not be adulterated or misbranded within the meaning of the Act or any similar federal, state or local laws or regulations, or be an article that is prohibited for introduction into interstate commerce under the provisions of the Act; (iii) it will not engage in any deceptive or misleading practices; and (iv) it will obtain and maintain all required governmental and private approvals and clearances (including without limitation compliance with UL and Section 510(k) of the Act).

7.11                        Price Warranty.  MV Disinfector service contract pricing from the Company to OAI shall be as set forth in Schedule 7.11.  The Company warrants that all prices referenced in Sections 2.5(d), 2.5(e), 2.6, 5.3(a), and 5.6(a), and Schedules 1.4, 1.8, 3.11, 7.9, and 7.11 shall be complete and no additional charges of any kind (except for shipping costs) shall be added without OAI’s prior written consent.  Examples of additional charges include, but shall not be limited to, packaging, labeling, (re)stocking, storage, insurance, boxing, or crating.

7.12                        California Proposition 65.  No product supplied under this Agreement contains chemicals determined by the state of California, pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, California Health and Safety Code Section 25249.5 et seq (“Proposition 65”), to cause cancer or birth defects or other reproductive harm.  Alternatively, if any Product supplied under this Agreement does include such chemicals, such Product will bear warning labeling in full compliance with Proposition 65 or, if such chemicals are in amounts that do not require warning labeling under Proposition 65, the Company will provide OAI with a certification stating that warning labeling is not required as well as the test protocol and test results to support such certification.  The Company shall indemnify OAI in accordance with Section 9.2 for any breach of this Section 7.12.

ARTICLE 8.  TERM AND TERMINATION.

8.1                               Term.  This Agreement shall remain in full force and effect commencing on the date first above written and expiring on the third (3rd) anniversary therefrom (the “Agreement Term”) unless earlier terminated pursuant to Section 8.2.  Notwithstanding the foregoing, the Agreement Term may be suspended pursuant to the provisions of Section 11.1 of this Agreement.

8.2                               Events of Termination.  The Agreement Term may be terminated, without limiting any party’s rights to other remedies (except as set forth in Section 4.10), as follows:

(a)                                  Upon ten days’ written notice by either party (the “Terminating Party”) to the other party (the “Breaching Party”):

(i)                                     if the Breaching Party has not performed or has materially breached its obligations hereunder and if such nonperformance or breach is incapable of cure; or

(ii)                                  if the Breaching Party shall make an assignment for the benefit of its creditors; or

(iii)                               if the Breaching Party sells or otherwise transfers, singly or in the aggregate, 25% or more of its ownership or assets without the prior written consent of the Terminating Party; or

(iv)                              in accordance with Section 11.1 (Force Majeure).

The Breaching Party immediately shall notify the Terminating Party in writing of the occurrence of any event of the type described in clauses (a)(ii)and (iii).

(b)                                  Immediately and automatically if any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or a trustee to take possession of any party’s assets or any similar proceeding under the law for relief of creditors shall be instituted by or against such party.

(c)                                  By the Terminating Party upon the expiration of 30 days (or such additional period as the Terminating Party may authorize) after the Breaching Party’s receipt of written notice of its material breach or non-performance of its obligations hereunder and if such breach or non-performance is capable of cure and has not been cured within such 30-day (or additionally authorized) period.

(d)                                  By OAI upon 30 days’ prior written notice to the Company of the rejection of a Product Change or corrective action in accordance with Section 3.4.

(e)                                  By the Company upon 30 days’ prior written notice to OAI of OAI’s failure to meet the 90% Amount in accordance with Section 4.1.  However, OAI shall have the right, at is option, to remit to the Company the portion of such Agreement Term year’s shortfall below the 90% Amount attributable to the Company’s documented gross profit (i.e., Product pricing set forth in Section 5.6(a) less cost of goods sold) during such 30 day notice period and thus cure and revive the Agreement Term.

(f)                                    By the Company, upon six (6) months’ prior written notice, in accordance with Section 2.3.

8.3                               Rights and Obligations upon Termination.  Upon expiration or earlier termination of the Agreement Term, OAI shall have the right to (i) sell all Product units ordered by OAI customers, (ii) within 30 days of the date of termination, sell all Product units in OAI inventory (whether at OAI’s or the Company’s facility), and (iii) provide ongoing Product Customer Service to its customers in accordance with this Agreement.

8.4                               Termination or Expiration Damages.  Notwithstanding anything contained in this Agreement to the contrary, neither OAI nor the Company shall be liable to the other, or to any other business entity or subdistributor, solely by reason of the expiration or termination of the Agreement Term regardless of the rationale for or propriety of any termination or expiration.  The exculpation from liability shall be for any losses or damages of any kind whatsoever, including, but not limited to, direct, indirect, special, consequential or incidental damages sustained by reason of such termination, including but not limited to, any claim for loss of compensation or profits or for loss of prospective compensation or prospective profits in respect of sales of any of the Products or on account of any expenditures, investments, leases, capital improvements or any other commitments made by either party in connection with their respective businesses made in reliance upon or by virtue of this Agreement or otherwise.

8.5                               Survival.  Sections 2.4, 2.5, 2.6, 3.4, 3.5, 3.7, 3.9, 3.10, 3.11, 3.12 (except for the last sentence only), 3.21, 4.1 (last two sentences only), 4.3, 4.6, 4.7, 4.9, 4,10, 5.1, 5.2 (but only with respect to purchase orders submitted prior to the end of the Agreement Term), 5.3, 5.4, 5.5, 5.6(b), 5.7, 6.3, 6.4, 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8(a), 7.9, 7.10, 7.11, 7.12, 8.3, 8.4, and 8.5, Articles 9, 10, and 11 (except Section 11.6) and Schedule 3.11 hereof, shall survive the expiration or earlier termination of the Agreement Term.  In certain Sections, the survival period will be limited, as applicable, to the Post-Agreement Period or other time-frame set forth in such Sections.

ARTICLE 9.  INDEMNIFICATION.

9.1                               Company Infringement Indemnity.

(a)                                  Should any aspect of any Product become the subject of any third-party Intellectual Property infringement claim, action, or proceeding, the Company shall, at its option and expense, use its best efforts to (i) obtain a license that would permit OAI to exercise all rights granted to it under this Agreement or (ii) modify the Product to make it non-infringing.  During the period of time in which the Company is pursuing the foregoing remedies, OAI may suspend purchases of the Product from the Company without any liability whatsoever.  Notwithstanding the foregoing, should the Company fail to accomplish either one of the foregoing remedies within 60 days, OAI’s remedies shall be limited to (x) the indemnification received from the Company pursuant to this Article 9, (y) the right, in OAI’s sole and absolute discretion, to terminate the Agreement Term without any liability whatsoever, and (z) require the Company to repurchase (at the price paid by OAI plus shipping costs) any portion of or all ordered Product units and OAI’s inventory of Products.

(b)                                  In addition to its obligations under subsection (a) above and provided that the Company receives prompt written notice of any Intellectual Property infringement claim, action, or proceeding that arises out of, results from, or relates to a Product, the Company shall at all times defend, indemnify, and hold harmless OAI, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, or each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses including but not limited to (i) the damages, losses, costs, and expenses payable to the third party claiming Intellectual Property infringement, (ii) all of OAI’s reasonable attorneys’ fees and disbursements, settlement costs, judgments, court costs and expenses incurred by OAI (attorneys’ fees and disbursements only in the event the Company fails to defend), (iii) reimbursement for the cost of Product that can no longer be sold, and (iv) any other direct losses, costs, expenses, and damages incurred by OAI arising out of or resulting from any Intellectual Property infringement claim, action, or proceeding between OAI and any third party.  OAI shall give the Company prompt notice upon learning of an Intellectual Property infringement claim, action, or proceeding and provide to the Company, at the Company’s expense, reasonable assistance in connection with a third party Intellectual Property infringement claim, action, or proceeding. The failure of OAI to give prompt notice shall not result in the loss of indemnification unless the Company shall have been materially prejudiced thereby.

(c)                                  OAI shall not be entitled to the foregoing Intellectual Property infringement indemnity from the Company to the extent that the Intellectual Property infringement claim, action, or proceeding arises or results solely from changes to the Product made by OAI without the authorization of the Company.

9.2                               Company Product Liability and Other Damage Indemnity.

(a)                                  The Company shall at all times defend, indemnify, and hold harmless OAI, its successors and permitted assigns and any of its officers, directors, employees, representatives, and/or agents, or each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of OAI’s reasonable attorneys’ fees and disbursements, settlement costs, judgments, court costs and expenses (attorneys’ fees and disbursements only in the event the Company fails to defend); incurred by OAI in any action or proceeding between OAI and any third party arising out of or resulting from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding the Product or any component thereof, (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of the Product based upon information supplied to OAI by the Company, (iii) the contents of any labeling, inserts, instruction manuals, or related documentation prepared by the Company or based upon information supplied to OAI by the Company, or (iv) a Product Recall or other activity described in Section 3.10.  OAI shall provide to the Company, at the Company’s expense, reasonable assistance in connection with a third party action or proceeding of the kind described in this Section 9.2(a).  In no event shall the Company be liable for indirect, incidental, consequential, or special damages, including but not limited to damages for lost profits, lost investments, or lost business opportunities.

(b)                                  OAI shall not be entitled to the foregoing indemnity from the Company to the extent that the claim, action, or proceeding arises or results solely from (i) unauthorized representations made by OAI regarding the Product which are different than or in addition to the representations made by the Company to OAI, (ii) changes to the Product made by OAI without the authorization of the Company, or (iii) claims regarding the material compatibility of the Equipment after being treated with the Product, provided the Product meets specifications and has not been modified by the Company without OAI’s knowledge and prior written consent.

9.3                               OAI Product Liability and Other Damage Indemnity.

(a)                                  OAI shall at all times defend, indemnify, and hold harmless the Company, its successors and permitted assigns and any of its officers, directors, employees, representatives, and/or agents, or each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of the Company’s reasonable attorneys’ fees and disbursements, settlement costs, judgments, court costs and expenses (attorneys’ fees and disbursements only in the event OAI fails to defend); incurred by the Company in any action or proceeding between the Company and any third party arising out of or resulting from (i) misrepresentations by OAI made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of the Products or (ii) the unauthorized contents of any literature, marketing materials, or related materials prepared solely by OAI or (iii) modifications made to the Products by OAI that were not authorized by this Agreement or not otherwise authorized by the Company.  The Company shall provide to OAI, at OAI’s expense, reasonable assistance in connection with a third party action or proceeding of the kind described in this Section 9.3(a).  In no event shall OAI be liable for indirect, incidental, consequential, or special damages, including but not limited to damages for lost profits, lost investments, or lost business opportunities.

(b)                                  The Company shall not be entitled to the foregoing indemnity from OAI to the extent that the claim, action, or proceeding arises or results solely from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding the Product or any component thereof (except a defect resulting from an unauthorized Product modification made by OAI), (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of the Product based upon information supplied to OAI by the Company, (iii) the contents of any labeling, inserts, instruction manuals, or related documentation prepared by the Company or based upon information supplied to OAI by the Company, or (iv) a Product Recall or other activity described in Section 3.10.

ARTICLE 10.  CONFIDENTIAL INFORMATION.

OAI and the Company each recognizes that documents marked “CONFIDENTIAL” or “PROPRIETARY” and disclosed by one party to the other hereunder is of proprietary value to the disclosing party and are to be considered highly confidential (“Confidential Information”).  Each party agrees not to disclose such Confidential Information to others (except its employees who reasonably require the Confidential Information for the purposes hereof and who are bound to it by a like obligation of confidentiality), or to use it for purposes outside this Agreement, without the express prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except that neither party shall be prevented from disclosing that portion of Confidential Information received from the other which (i) can be demonstrated by written records to be known to the recipient at the time of receipt; (ii) was subsequently otherwise legally acquired by such party from a third party having an independent right to disclose the information; (iii) is now or later becomes publicly known without breach of this Agreement by either party; (iv) is required to be disclosed by order of a court, administrative agency, or other governmental body, provided that the recipient has given reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise prevent or limit such disclosure; or (v) is or has been independently developed by employees of the recipient without reference to the Confidential Information.  Each party’s obligation of confidentiality shall be in force during the Agreement Term and any extension thereof and shall extend for a period of five (5)

years from the expiration or early termination of the Agreement Term.

Neither OAI nor the Company shall (i) use or communicate any research results without the other party’s express written consent, and then only for the purposes expressly set forth in such consent, (ii) disseminate any advertisement or other printed material with respect to the Products and the Equipment, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, or (iii) disclose the exhibits and schedules to this Agreement to any third party; unless such use, communication, production, dissemination, or disclosure is required under operation of law (in which case the affected party shall be notified in writing in advance and given an opportunity to seek a protective order).  Requests for consent under this Article 10 must either be granted or rejected within five Business Days.

ARTICLE 11.  MISCELLANEOUS.

11.1                        Force Majeure.  Each party hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue for so long as the condition constituting such force majeure and any consequences resulting from such condition continues.  In addition, in the event the condition constituting the force majeure causes a substantial inability by either party hereto to manufacture, deliver, sell or otherwise distribute, as the case may be, the Products, the Agreement Term may be suspended for the period of such inability, but not to exceed six months.  If the inability goes beyond such six-month period, either party may terminate the Agreement Term in accordance with Section 8.2(a).  For the purposes of this Agreement, force majeure shall mean causes beyond either party’s control including acts of God; war, riot or civil commotion; damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster; strikes or other labor disturbances; epidemic;  failure or default of public utilities or common carriers; and other similar acts.  Compliance with laws or government regulations shall not constitute a force majeure event.

11.2                        Representations; Relationship.  No party is authorized on behalf of the other party to make any statements, claims, representations or warranties or to act on behalf of the other party with respect to the Products, or otherwise, except as specifically authorized by this Agreement or in a writing signed by both parties.  The relationship created between the Company and OAI by this Agreement shall be that of manufacturer and seller.  Neither OAI nor the Company shall be deemed an agent, representative, partner, joint venturer, or employee of the other party.  Neither the Company nor OAI shall have the right to enter into any contracts or commitments or to make any representations or warranties, whether express or implied, in the name of or on behalf of the other party, or to bind the other party in any respect whatsoever, unless agreed to in writing or expressly permitted in this Agreement.

11.3                        Assignment; Binding Effect.

(a)                                  Neither party to this Agreement may assign all or any part of its rights and obligations under this Agreement, except to an Affiliate, without the prior written consent of the other party.  No permitted assignment by any party pursuant to this Section 11.3(a) shall result in any additional expense to the other party.  Any purported assignment in contravention of this Section 11.3(a) shall, at the option of the non-assigning party, be null and void and of no effect.

(b)                                  Except as otherwise provided above, this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, all obligations of and restrictions on the parties set forth in this Agreement shall not be deemed obligations of and restrictions on any of the parties’ respective Affiliates, except if this Agreement is assigned to an Affiliate pursuant to Section 11.3(a).

11.4                        Notices.  Any notice, consent, or other communication required or permitted to be given to either party under this Agreement shall be given in writing and shall be delivered (i) by hand, or (ii) by registered or certified mail, postage prepaid and return receipt requested, or (iii) by confirmed facsimile transmission; addressed to each party at the following address or such other address as may be designated by such party by notice pursuant to this Section 11.4:

To the Company:                                                    Minntech Corporation

MediVators Reprocessing Systems

14605 28th Avenue North

Minneapolis, Minnesota  55447-4822

Fax:  763-553-3387

Attention:  President

with a copy to:                 (a)          Dornbush Mensch Mandelstam

   & Schaeffer, LLP

747 Third Avenue

New York, New York  10017

Fax:  212-753-7673

Attention:  Eric W. Nodiff, Esq.

and

(b)         Cantel Medical Corp.

Overlook at Great Notch

150 Clove Road - 9th Floor

Little Falls, New Jersey 07424

Fax:  973-890-7270

Attention:  President

To OAI:                                                                                                    Olympus America Inc.-Medical Systems Group

Two Corporate Center Drive

Melville, New York  11747-3157

Fax:  516-844-5442

Attention:  Group Vice President and, by
separate copy, General Counsel

(Fax: 516-844-5296)

Any notice, consent, or other communication given in conformity with this Section 11.4 shall be deemed effective when received by the addressee, if delivered by hand or facsimile transmission, and seven days after mailing, if mailed.  Notwithstanding the foregoing, all notice, consent, or other communication copies sent hereunder to Cantel Medical Corp. shall be sent as a courtesy and failure by OAI to send notice, consent, or other communication to Cantel Medical Corp. shall not be deemed or construed as defective notice, consent, or other communication hereunder.

11.5                        Governing Law; Submission to Jurisdiction.  This Agreement and any other documents or instruments related hereto and all transactions hereunder shall be deemed to have been made within and under the laws of the State of New York, including the Uniform Commercial Code of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws rules thereof.  The parties expressly agree that any controversy, dispute or claim with respect to any provision of this Agreement shall be adjudicated exclusively by a court of competent jurisdiction within New York County or Suffolk County, the State of New York, or the Federal District Court for the Southern District or Eastern District of New York, applying New York law without regard to the rules of conflicts of law and the Company and OAI waive any objections either may have and consent to the personal jurisdiction and the designation of a forum or venue of the courts set forth herein, including without limitation waiving a motion to change or transfer venue.  Notwithstanding the foregoing, either party may, in any jurisdiction, seek to enforce, collect, or take any other action to effectuate a judgment, order, or decree obtained from a court in New York County or Suffolk County, State of New York or the Federal District Court for the Southern District or Eastern District of New York.

11.6                        Execution of Additional Documents.  Each party hereto agrees to execute and deliver such documents as may be necessary or desirable to carry out the provisions of this Agreement.

11.7                        Entire Agreement.  This Agreement constitutes the entire agreement between the Company and OAI with respect to the subject matter hereof.  All prior or contemporaneous agreements, proposals, understandings, representations, and communications with respect to the subject matter hereof, whether written or oral, between or involving the Company and OAI hereby are cancelled and superseded, including without limitation the Distributor Agreement between the parties dated August 1, 1999.  Notwithstanding the foregoing, such Distributor Agreement shall continue to apply to Products and their corresponding orders shipped by the Company to OAI prior to August 1, 2003.  Pending purchase orders placed but not shipped prior to August 1, 2003 shall be governed by this Agreement and not the 1999 Distributor Agreement.  This Agreement may be amended or modified only in a writing executed by both parties which states that it is an amendment or modification to this Agreement.

11.8                        Severability.  If any provision or part thereof of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions or parts thereof of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement.

11.9                        Taxes.  Each party shall be responsible for payment of its own taxes.

11.10                 Counterparts.  This Agreement may be executed in duplicate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same instrument.

11.11                 No Waiver.  No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provisions of this Agreement.

11.12                 Headings.  The headings contained herein are for reference only and are not a part of this Agreement and shall not be used in connection with the interpretation of this Agreement.

11.13                 Rights and Remedies Cumulative; Direct Damages.  All rights and remedies hereunder are cumulative and may be enforced separately or concurrently and from time to time, unless otherwise specifically stated herein.  The enforcement of any particular remedy shall not constitute an election of remedies, and no remedy is exclusive unless specifically stated herein. Except with respect to Section 9.1 and Article 10, neither party shall be liable under this Agreement for any indirect, special, incidental, or consequential damages of any kind, including but not limited to damages for lost profits, lost investments, or lost business opportunities (collectively, “Consequential Damages”).  Except with respect to Section 9.1 and Article 10, OAI and the Company hereby agree that direct damages shall not include or contain Consequential Damages.

11.14                 Contract Interpretation.  Each party hereto acknowledges that it has had ample opportunity to review and comment on this Agreement.  This Agreement shall be read and interpreted according to its plain meaning and an ambiguity shall not be construed against either party.  It is expressly agreed by the parties that the judicial rule of construction that a document should be more strictly construed against the draftsperson thereof shall not apply to any provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MINNTECH CORPORATION
MEDIVATORS REPROCESSING SYSTEMS

By:	/s/ Roy K. Malkin
Name:	Roy K. Malkin
Title:	President and CEO

OLYMPUS AMERICA INC.
MEDICAL SYSTEMS GROUP

By:	/s/ David McKinley
Name:	David McKinley
Title:	Group Vice President